Exhibit 99.1

News Release

For Immediate Release March 4, 2015	For Further Information, Contact: George Lancaster, Hines 713/966-7848 George.lancaster@hines.com

HINES GLOBAL REIT ACQUIRES THE SUMMIT IN BELLEVUE, WA

(HOUSTON) - Hines, the international real estate firm, announced today that Hines Global REIT, Inc. has acquired The Summit, a portfolio of two Class A office towers (Summit I and Summit II) located in Bellevue, Washington from Ivanhoe Cambridge. The portfolio totals 524,130 square feet and also includes a 43,413-square-foot development site (Summit III) that is fully entitled for 330,409 square feet of additional office space.
The property is 94.7 percent leased to eleven tenants, including New York Life Insurance, Perkins Coie, Puget Sound Energy, and Sterling Savings Bank. Hines will manage The Summit on behalf of Hines Global REIT, Inc.
Sherri Schugart, President and CEO of Hines Global REIT, said, “We are attracted to this opportunity due to the project’s desirable location in the Bellevue submarket. High-quality building materials, a beautifully landscaped outdoor plaza and an expansive, modern lobby make it one of the most attractive projects in the market.”
The existing towers (Summit I and II) are 11 and 13 stories, respectively, and were completed in 2002 and 2005. The fully-entitled development site (Summit III) could accommodate a 15-story, Class A office tower, and includes a completed seven-story subterranean parking garage. On-site amenities include The Summit Room, a signature amenity that combines the functions of a lobby, building lounge and meeting area, a state-of-the-art fitness center, a conference center, Café Pogacha restaurant, and Bright Horizons childcare facility.
Ty Bennion, Senior Managing Director of Hines, said “Summit I and II are one of Bellevue’s premier office developments. We are excited to control one of the premier build-to-suit opportunities in the Northwest with the 330,000-square-foot Summit III tower, which could deliver for occupancy in 24 months.”
Arthur Lloyd, executive president, global investments, Ivanhoé Cambridge, commented "With this successful transaction, we continue to rotate capital into Seattle's CBD market where we will benefit from the ongong growth of the Seattle economy and its highly diversified economic base."

Hines Global REIT is a public, non-listed real estate investment trust sponsored by Hines that owns interests in 41 real estate investments located in the United States and internationally. For additional information about Hines Global REIT, visit www.hinessecurities.com.
Hines is a fully-integrated real estate investment and management firm that has been investing in real estate and providing acquisition, development, financing, property management, leasing and disposition services for more than 55 years.  With offices in 78 cities across the United States and 18 other countries, and controlled assets valued at approximately $30.7 billion as of June 30, 2014, Hines is one of the largest real estate organizations in the world.  Access www.hines.com for more information on Hines.
Ivanhoé Cambridge leverages its broad expertise, investing in, operating and developing real estate properties and companies to deliver optimal returns for its investors. Through multiple subsidiaries and partnerships, Ivanhoé Cambridge holds assets located mainly in Canada, the United States, Europe, Brazil, Mexico and Asia, which totalled more than Cdn$42 billion as at December 31, 2014. Ivanhoé Cambridge is a real estate subsidiary of the Caisse de dépôt et placement du Québec (lacaisse.com), one of Canada's leading institutional fund managers. For further information: ivanhoecambridge.com.

Forward-Looking Statements

Statements in this press release, including intentions, beliefs, expectations or projections relating to the acquisition described herein, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are based on current expectations and assumptions with respect to, among other things, tenant performance, future economic, competitive and market conditions and future business decisions that may prove to be incorrect or inaccurate. Important factors that could cause actual results to differ materially from those in the forward-looking statements including the risks associated with the ability and willingness of the tenant to continue to make rental payments pursuant to its lease and other risks described in Hines Global REIT’s filings with the Securities and Exchange Commission.